April 1, 2008

FHLBank Topeka Announces 2007 Financial Results

TOPEKA, KAN. – FHLBank Topeka (FHLBank) released financial results for the 12-month period ended December 31, 2007, this past Thursday when it filed its Form 10-K with the Securities and Exchange Commission (SEC).

“We are pleased with our financial performance in 2007,” said Andrew J. Jetter, FHLBank Topeka president and CEO. “Many of our member financial institutions relied on FHLBank Topeka to provide needed liquidity during the market disruptions in the last half of the year. In fact, the bank experienced a record high of advances taken in 3rd and 4th quarter due to the disturbance of global credit markets. I am happy to report that we were able to do what we were created to do more than 75 years ago – provide a reliable source of credit to our members and their communities.”

Total assets were $55.4 billion at December 31, 2007, up five percent from $52.7 billion at December 31, 2006; this overall increase was largely because of a $3.6 billion increase in advances. Total advances increased 12.7 percent from $28.4 billion at the end of December 2006 to $32.1 billion as of December 31, 2007.

FHLBank’s net income as reported in accordance with generally accepted accounting principles (GAAP) for the year ending December 31, 2007, was $149.9 million compared to $136.0 million for 2006. As reflected in the FHLBank’s December 31, 2007, financial statements, this increase was because of an increase in net interest income, net gain on trading securities and net gains on derivatives and hedging activities.

As part of evaluating its quarterly performance, the FHLBank adjusts net income reported in accordance with GAAP for certain items in order to arrive at core income. Core income adjusts GAAP net income for the impact of: (1) its AHP and REFCorp assessments; (2) SFAS 133-related items; and (3) other irregular or non-recurring items such as prepayment fees, gain/loss on trading securities, gain/loss on retirement of debt and gain/loss on sales of securities.

As reflected in the table below, core income increased in 2007 but core income ROE as a spread to three-month LIBOR decreased to 3.87 percent in 2007 compared to 4.12 percent for 2006. This decrease in core ROE spread was caused by the increase in 3-month LIBOR as well as an increase in Office of Finance and Federal Housing Finance Board expenses, a slight narrowing of net interest spreads and increased operating expenses related to staff increases to meet our increasing regulatory burden from SEC registration and Federal Housing Finance Board requirements.

	12 months ending December 31,
(Amounts in thousands)	2007	2006
Net Income, as reported under GAAP	$149,872	$136,028
REFCorp/AHP Assessments	54,354	49,420

Income before REFCorp/AHP Assessments	204,226	185,448
SFAS 133-related & Other Adjustments[1]	(5,562)	(590)

Core Income Before Assessments	$198,664	$184,858

[1]	The 2007 amount includes “Prepayment fees on terminated advances,” “Net realized gain (loss) on sale of held-to-maturity securities,” “Net gain (loss) on available-for-sale securities,” “Net gain (loss) on trading securities” and “Net gain (loss) on derivatives and hedging activities” directly from the FHLBank’s audited December 31, 2007 Statements of Income. The 2006 amount includes the same captions from the FHLBank’s audited December 31, 2006 Statements of Income, but also includes a $4,696,000 net realized loss on retirement of debt that is included in the “Other” category of “Other Income.”

	12 months ending December 31,
(Amounts in thousands)	2007	2006
Average GAAP Capital for the period	$2,167,621	$1,982,742

ROE, based upon GAAP Income Before Assessments	9.42%	9.35%

ROE, based upon Core Income Before Assessments	9.17%	9.32%
Average 3-Month LIBOR for the period	5.30%	5.20%

Core ROE as a Spread to 3-Month LIBOR	3.87%	4.12%

FHLBank increased its retained earnings by $34.9 million, or 20.3 percent, during 2007 to a total of $206.6 million as of December 31, 2007, while continuing to pay attractive dividends to its members. The average dividend rates paid during 2007 were 4.37 percent and 6.48 percent for Class A Common Stock and Class B Common Stock, respectively, with an overall average dividend rate of 6.00 percent for 2007. Dividends paid for the fourth quarter of 2007 were 4.00 percent and 6.25 percent for Class A Common Stock and Class B Common Stock, respectively.

FHLBank Topeka’s Form 10-K, with complete December 31, 2007, financial statements and management’s discussion and analysis of FHLBank’s financial condition and results of operation, is available on the SEC’s Web site (www.sec.gov) and through FHLBank’s Web site (www.fhlbtopeka.com).

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements describing the objectives, projections, estimates or future predictions of the FHLBank’s operations. These statements may be identified by the use of forward-looking terminology such as anticipates, believes, could, estimate, may, should and will, or other variations on these terms. The FHLBank’s actual results may differ materially from those expressed in any forward-looking statements as a result of many factors and uncertainties including, but not limited to: the effects of SFAS 133 accounting treatment and other accounting rule requirements, changes in the regulatory requirements of the Federal Housing Finance Board, the FHLBank’s ability to pay dividends out of retained earnings, changes in interest rates, changes in projected business volumes, the FHLBank’s cost of funding, changes in the FHLBank’s membership profile, the withdrawal of one or more large members, shifts in demand for FHLBank products, and general economic conditions.